Exhibit 99.1

CIMG Inc. Received Letters from Nasdaq regarding Deficiencies in the Periodic Report

Beijing, China, February 24, 2025 — CIMG Inc. (“CIMG” or the “Company”) (NASDAQ: IMG), a company with a heritage in specialty coffee and an emerging business in broader consumer food and beverage products, announced that it received letters from Nasdaq regarding deficiencies in the periodic report.

Periodic Report Deficiency

On February 19, 2025, the Company received a notification letter (the “Periodic Report Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is not in compliance with Listing Rule 5250(c)(1) because the Company did not timely file its quarterly report on Form 10-Q for the period ended December 31, 2024 with the Securities and Exchange Commission (the “SEC”). The Periodic Report Notice has no immediate effect on the listing of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), which continues to trade on The Nasdaq Capital Market under the symbol “IMG.”

In accordance with the earlier deficiency notice letter from Nasdaq dated January 17, 2025 disclosed in the Company’s current report on Form 8-K filed on January 21, 2025, the Company has until March 18, 2025 to submit a plan to regain compliance with respect to the delinquent reports. Any exception granted by Nasdaq to allow the Company to regain compliance, if granted, will be limited to a maximum of 180 calendar days from the due date of the initial delinquent filing, or July 14, 2025.

Due to business and management restructuring, the Company needs additional time to complete its financial statements, notes to the financial statements, as well as to have the report reviewed by its accountants and attorneys. The Company continues to work diligently to enable the filing of the Form 10-Q with the SEC as soon as reasonably practicable.

About CIMG Inc.

CIMG Inc. is a digital marketing, sales and distribution company for various consumer products with focuses on food and beverages. Dedicated to reshaping the digital marketing and distribution with technological applications, the Company endeavors to create greater commercial value for its business partners and therefore enhance its own enterprise value and shareholders’ value of their stake in the Company. The Company has a professional branding and marketing management system, which can quickly help partnering enterprises achieve their connection, management, and operation of marketing channels globally.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

http://www.ccmg.tech

ir@ccmg.tech